EX-99.d.2
Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

February 25, 2011

Delaware Pooled Trust
Delaware Group Adviser Funds
Delaware Group Equity Funds I
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of certain series of Delaware Pooled Trust, Delaware Group Adviser Funds, and Delaware Group Equity Funds I listed below (collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Funds’ total operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period February 28, 2011 through February 28, 2012. For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Boards and the Manager. Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from a Fund’s participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

Registrant/Fund	Expense Cap
Delaware Pooled Trust
Delaware REIT Fund	1.30%
DPT Large-Cap Value Equity Portfolio	0.70%
DPT Global Fixed Income Portfolio	0.60%
DPT Select 20 Portfolio	0.89%
DPT High-Yield Bond Portfolio	0.59%
DPT International Fixed Income Portfolio	0.60%
DPT Real Estate Invest Trust Portfolio II	0.95%
DPT Core Plus Fixed Income Portfolio	0.45%
DPT Focus Smid Cap Growth Equity Portfolio	0.92%
DPT Core Focus Fixed Income Portfolio	0.43%
DPT Large Cap Growth Equity Portfolio	0.65%
DPT Global Real Estate Securities Portfolio	1.08%
DPT Emerging Markets Portfolio II	1.20%
Delaware Group Adviser Funds
Delaware U.S. Growth Fund	0.85%
Delaware Group Equity Funds I
Delaware Mid Cap Value Fund	1.00%

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/Philip N. Russo
Name: Philip N. Russo
Title: Executive Vice President & Chief Administrative Officer

Your signature below acknowledges acceptance of this Agreement:

Delaware Pooled Trust
Delaware Group Adviser Funds
Delaware Group Equity Funds I

By:	/s/Patrick P. Coyne
Name: Patrick P. Coyne
Title: President & Chief Executive Officer
Date: February 25, 2011